Exhibit 10.1

[COMPANY LETTERHEAD]

February 13, 2013

Mr. Michael E. Maroone
909 Poinciana Drive
Fort Lauderdale, FL 33301

Re:    Maroone Name Usage Agreement Amendment

Dear Mike:
In connection with our February 1, 2013 rebranding of our South Florida dealerships under the “AutoNation” name, we will no longer be using the “Maroone” name on substantially all of our dealerships in South Florida. This would terminate your right to the use of certain demonstrator vehicles by you and your family as provided in the Maroone Name Usage Agreement, dated August 1, 2000, a copy of which is attached hereto (the “Name Usage Agreement”). However, in order to protect the substantial investment we have made in the “Maroone” name over the years, we hereby agree to extend such demonstrator use for so long as you are employed by AutoNation, Inc.; provided that, you agree not to use, or permit the use of, the “Maroone” name for five years from the date of this letter in the branding, marketing or advertising of any automotive dealership in South Florida that you acquire an ownership interest in, or are otherwise affiliated with in any way, after your non-competition agreements expire.
Except to the extent amended hereby, the terms of the Name Usage Agreement shall remain in full force and effect.
Please confirm your agreement with the foregoing by signing below. This agreement shall not be effective until signed by both parties.

Very truly yours,

/s/ Mike Jackson
Mike Jackson

AGREED AND ACCEPTED

/s/ Michael E. Maroone
Michael E. Maroone

[COMPANY LETTERHEAD]

August 1, 2000

Mr. Michael E. Maroone
909 Poinciana Drive
Fort Lauderdale, FL 33301

Re:    Maroone Name Usage Agreement

Dear Mike:

As you know, AutoNation, Inc. (together with its subsidiaries and affiliates, “AutoNation”) acquired the right to use the “Maroone” name in connection with automobile dealerships and related products and services, when it acquired certain Maroone dealerships from you and others pursuant to that Merger and Acquisition Agreement dated January 12, 1997. As you also know, we have expanded our use of the “Maroone” name to substantially all of our automotive dealerships in South Florida. In connection with such expansion, you have requested AutoNation's consent to use your name on a limited basis in connection with dealerships that you may acquire in the future.

Subject to the restrictions provided below, AutoNation hereby consents to the following limited use by you of your name in South Florida on automotive dealerships that you acquire after your non-competition agreements expire:

•
You may associate your full name in the marketing and advertising of up to four franchises in South Florida in which you own a majority interest (e.g., if you acquired Seaside Chevrolet, you would be permitted to advertise “Mike Maroone's Seaside Chevrolet”).

•
The “Maroone” name may not be used with the intent to create confusion or in a manner which would otherwise infringe AutoNation's and/or its affiliates' rights in the “Maroone” name and mark. Prohibited uses include, for example, “Maroone Ford,” “Mike Maroone Ford” or “Mike Maroone's Ford.”

AutoNation also agrees to provide you and your immediate family with demonstrator vehicles for use by you and your family during the period AutoNation continues to use the “Maroone” name on substantially all of its dealerships in South Florida, but only so long as you have not re-entered the automotive retail business by acquiring a dealership or otherwise. The demonstrator vehicle usage shall be in accordance with the applicable AutoNation policies related thereto (including payment by you of any applicable taxes).

While not required, in exchange for and subject to the foregoing, you hereby consent to AutoNation's expanded and exclusive use of the “Maroone” name in the automotive retail and related businesses in South Florida.

Please confirm your agreement with the foregoing by signing below.

Very truly yours,

/s/ Michael J. Jackson
Michael J. Jackson
Chief Executive Officer

AGREED AND ACCEPTED

/s/ Michael E. Maroone
Michael E. Maroone